Exhibit 99(a)

News Release

5 Sarnowski Drive, Glenville, New York, 12302

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Robert Leonard
Executive Vice President and
Chief Risk Officer
(518) 381-3693

 TRUSTCO BANK CORP NY
SUSPENDS STOCK REPURCHASE PLAN

FOR IMMEDIATE RELEASE

Glenville, New York – April 16, 2020.

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that the Company has chosen to suspend the stock repurchase program where TrustCo may repurchase up to 1,000,000 shares of its common stock, or approximately 1% of its current outstanding shares.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate TrustCo to purchase any particular number of shares.

The Company repurchased 489,000 shares of common stock during the first quarter of 2020 for an aggregate purchase price of approximately $3.5 million under its repurchase program.

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $5.2 billion savings and loan holding company and through its subsidiary, Trustco Bank, operates 148 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expectations for the repurchase of our common stock, including the aggregate amount of such repurchases. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed, including the risk that the stock repurchase program may not be completed as planned on a timely basis or at all and other risks and uncertainties under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q or other securities filings. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.